EXPENSE LIMITATION AGREEMENT

     EXPENSE LIMITATION AGREEMENT, effective as of November 20, 2000 by and between The Ayco Company L.P., ("Manager") and Ayco Series Trust ("Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds").

     WHEREAS, the Trust is a Delaware business trust organized under a Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust;

     WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement dated November 20, 2000 ("Management Agreement"), pursuant to which the Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

     WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund would normally be subject during its start-up period and in order to maintain each Fund's expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

     NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement is hereby stated in its entirety as of the date hereof as follows:

I.   Expense Limitation.
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     1.1. Applicable Expense Limit.  To the extent that the aggregate expenses
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of every character incurred by a Fund in any fiscal year, including but not limited to investment management fees of the Manager (but excluding interest, taxes, brokerage commissions, fees and expenses under any Rule 12b-1 plan, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount ("Excess Amount") shall be the liability of the Manager.

     1.2. Maximum Annual Operating Expense Limit.  The Maximum Annual Operating
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Expense Limit with respect to each Fund shall be the amount specified in
Schedule A based on a percentage of the average daily net assets of each Fund.

     1.3. Method of Computation.  To determine the Manager's liability with
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respect to the Excess Amount, each month the Fund Operating Expenses for each
Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

     1.4. Year-End Adjustment.  If necessary, on or before the last day of the
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first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

II.  Reimbursement of Fee Waivers and Expense Reimbursements.
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     2.1. Reimbursement.  If in any year during which the Management Agreement
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is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Manager shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Fund, pursuant to
Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Manager, pursuant to Sections
2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

     2.2. Board Approval.  No reimbursement shall be paid to the Manager with
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respect to any Fund pursuant to this provision in any fiscal quarter, unless the
Trust's Board of Trustees has determined that the payment of such reimbursement is in the best interests of such Fund and its shareholders. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Manager with respect to any Fund in such quarter.

     2.3. Method of Computation.  To determine each Fund's payments, if any, to
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reimburse the Manager for the Reimbursement Amount, each month the Fund
Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund, only with the prior approval of the Trust's Board of Trustees, shall pay to the Manager an amount sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount.

     2.4. Year-End Adjustment.  If necessary, on or before the last day of the
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first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

III. Term and Termination of Agreement.
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     This Agreement with respect to any Fund shall continue in effect for a period of one year from the date of its execution or the commencement of operations of the Fund and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the Trust or the operation of this Agreement ("Independent Trustees"). Nevertheless, prior to the end of any one year term of this Agreement, the Agreement may be terminated by the Manager, without payment of any penalty, upon ninety (90) days' prior written notice to the Trust at its principal place of business.

IV.  Miscellaneous.
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     4.1. Captions.  The captions in this Agreement are included for convenience
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of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. Interpretation.  Nothing herein contained shall be deemed to require
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the Trust or the Fund(s) to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund(s).

     4.3. Definitions.  Any question of interpretation of any term or provision
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of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                              AYCO SERIES TRUST

                              By:/s/John J. Collins
                                 -----------------------------------------------
                                   John J. Collins, III
                              Title:--------------------------------------------
                                   Chief Financial Officer and Controller

                              THE AYCO COMPANY, L.P.

                              By: HAMBRE, INC., in its capacity as general
                                 partner of The Ayco Company, L.P.
                                   By:/s/Peter R. Martin
                                      ------------------------------------------
                                        Peter R. Martin
                                   Title:---------------------------------------
                                        Vice President and Secretary

                                   SCHEDULE A
                    MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund(s) of the Trust:

                                                Maximum Annual
     Name of Fund                          Operating Expense Limit
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                                         (as a percentage of average
                                              daily net assets)

     Ayco Large Cap Growth Fund I                   1.00%